Exhibit 99.1

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Majesco

Fiscal 2020 Third Quarter Conference Call

February 3, 2020

Majesco – Fiscal 2020 Third Quarter Conference Call, February 3, 2020

C O R P O R A T E  P A R T I C I P A N T S

Andrew Berger, Investor Relations

Adam Elster, Chief Executive Officer

Wayne Locke, Chief Financial Officer

C O N F E R E N C E  C A L L P A R T I C I P A N T S

Russell Cleveland, RENN Capital Group, Inc.

P R E S E N T A T I O N

Thank you for standing by. This is the conference operator. Welcome to the Majesco Fiscal 2020 Third Quarter Conference Call.

As a reminder, all participants are in listen-only mode and the conference is being recorded. After the presentation, there will be an opportunity to ask questions. To join the question queue, you may press star, then one on your telephone keypad. Should you need assistance during the conference call, you may signal an Operator by pressing star, and zero.

I would now like to turn the conference over to Andrew Berger, Investor Relations. Please go ahead.

Andrew Berger, Investor Relations

Thanks, Anastasia, and Thank you everyone and good afternoon.

A complete disclosure of our results can be found on our press release that was issued today after the market closed. As a reminder, the replay of today’s call will be available on our website shortly after its conclusion.

During today’s call, we will make statements related to our business that may be considered forward-looking under federal securities laws. These statements reflect our views only as of today and should not be reflected upon as representing our views as of any subsequent date. We disclaim any obligation to update any forward-looking statements or outlook. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations.

At times in our prepared comments or responses to your questions, we may offer incremental metrics to provide greater insight into the dynamics of our business or quarterly results. Please be advised that this is additional detail, may be one-time in nature, and we may or may not provide an update in the future.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Majesco – Fiscal 2020 Third Quarter Conference Call, February 3, 2020

Also during the course of today’s call, we will refer to certain non-GAAP financial measures. A reconciliation schedule showing GAAP versus non-GAAP results has been provided in our press release that was issued today after the market close.

Hosting the call today are Adam Elster, Majesco’s CEO, and Wayne Locke, CFO.

At this time, I will turn the call over to Adam. Adam, please go ahead.

Adam Elster, Chief Executive Officer

Thanks, Andrew, and good evening to everyone on today’s call.

We are very pleased with our third quarter results as they reflect ongoing momentum of our business and increasingly better execution regarding our strategy.

Overall revenue for the quarter was $37.2 million, with Adjusted EBITDA of $5 million. We continue to see an acceleration in our overall cloud business, and cloud subscription revenue grew over 39% year-over-year. This is in direct relation to our cloud win as well as our reduced project implementation timeline.

Our subscription business allows us to generate rapid cloud service revenue during the implementation phase and product revenue begins as soon as the project is live. The cloud subscription revenue then continues to increase over time in line with continued adoption and direct written premium volume.

Overall, our reoccurring product business now represents more than 40% of our total revenue, and the product business growth has more than offset the continued decrease of on-premise services. Once again, we were very pleased with new sales in Q3 and our 12 month backlog continues to climb and is now at a record—almost $102 million.

Some of our new wins leveraging Majesco’s CloudInsurer platform include: a Tier 1 global insurer who will implement Majesco Billing globally; a Tier 3 carrier focused on charitable communities that will implement the full Majesco P&C suite of policy and billing claims for its North American business, including a broad spectrum of commercial product.

We also had several multiyear renewal commitments: a Tier 2 insurance carrier who renewed their commitment for an additional five years; a very large Tier 1 insurance carrier who continue to expand their Majesco Billing across their entire enterprise. We also had a large Tier 1 carrier renew its commitment to our P&C suite for an additional three years. And today, we had an additional Tier 1 insurance company who committed to our Billing product globally. And just like in Q2, we were excited to have nine customers go live.

Highlights include: CCMSI, a large privately held third party administrator, is live on Majesco policy and billing for P&C and our data analytics platform; Arch Insurance Group implemented Majesco Billing for P&C on our CloudInsurer in seven months; and our first digital first customer, Burns & Wilcox went live this quarter.

Other major highlights of the quarter include: Aite Group, which made Majesco the Top Best-in-Class Vendor in the P&C Policy Administration Matrix Report.

We also hosted our 12th Annual Product Council meeting in November, where more than a hundred customers and partners attended in person.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Majesco – Fiscal 2020 Third Quarter Conference Call, February 3, 2020

Last week, I was thrilled to announce the acquisition of InsPro Technologies, a U.S.-based software leader in the L&A market. The addition of the InsPro team will only help to strengthen and expand Majesco’s depth in voluntary group and worksite benefit market, enabling successful digital transformation journeys for insurers. They have a very strong list of top tier insurance customers and this acquisition continues to advance our strategy and focus with our partners, specifically Capgemini.

Cap has selected Majesco’s L&A cloud platform as their standard platform and at the same time they have a very large TPA business that currently runs on InsPro’s technology.

As focused as we are on selling direct to insurance companies, many use TPAs, third party administrators, to manage their back-end business. This is an important route to market for us moving forward.

Lastly, many of you have been asking for more detail regarding the timelines and go-live launch material on the IBM MetLife Project. In mid December, MetLife held their annual investor day and they shared extensive collateral about their commitment to the project and the business. It is all publicly available through the Investor website, medlifeinvestorrelations.

Overall, I am very pleased with the quarter and it continues to validate our strategy as more and more companies are looking to Majesco to help them grow their businesses by leveraging modern cloud-based solutions.

With that, I’ll turn it over to Wayne.

Wayne Locke, Chief Financial Officer

Thank you, Adam, and good evening to everyone.

Majesco’s transition to a product-focused company successfully continued through the third quarter of fiscal 2020, and I’m pleased to summarize our financial results, as we continue to experience positive revenue and profitability trends across key performance metrics of the business.

Leading things off, our total revenue for the quarter was $37.2 million, generating an Adjusted EBITDA of $5 million. Total number of cloud customers is now 63, generating cloud-based revenue for the third quarter of $16.3 million and comprised 43.8% of the total revenue for the quarter. This is an increase of 8.5% over the same period last year.

Cloud subscription revenue for the third quarter grew 38.6% year-over-year, and 31.1% for the nine months ended December 31, 2020. As a percentage of revenue, the cloud subscription revenue stood at 16.5% in Q3 fiscal 2020 compared to 12.3% in Q3 last year. Majesco’s 12-month order backlog as of December 31, 2019 was $101.7 million, which was above 19.1% from the $85.4 million reported on December 31, 2018.

Now for some specifics on the financials for the third quarter of fiscal 2020.

First, the revenue detail. Revenue for the third quarter ended December 31, 2019 was $37.2 million, up 3.8% year-over-year. The increase in revenue is primarily on account of an increase in subscription revenues with projects going live and new business addition in P&C.

Revenue for the nine months ended December 31, 2019 was $108.5 million, up 4.1% year-over-year. The increase in revenues during the nine months ended December 31, 2019 was on account of the growth in North America business, with significant increase in product revenues and also due to the additional two quarters of revenue from the acquisition of Exaxe. Total cloud revenue for the third quarter of fiscal year 2020 was $16.3 million, representing 43.8% of total revenue as compared to $15 million, representing 41.9% of revenue during the same period last year.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Majesco – Fiscal 2020 Third Quarter Conference Call, February 3, 2020

Total cloud revenue for the nine months ended December 31, 2019 was $43.3 million, representing 39.9% of total revenue as compared to $40.5 million, representing 38.9% of revenue during the same period last year, and is up 6.9% over the same period last fiscal year. Cloud subscription revenue grew 38.6% from $4.4 million in the third quarter of fiscal year 2019, to $6.1 million in the third quarter of fiscal year 2020. As a percentage of revenue, cloud subscription was 16.4% in Q3 fiscal 2020 compared to 12.3% in Q3 last year.

Cloud subscription revenue grew 31.1% from $11.9 million in the nine months ended December 31, 2018 to $15.7 million in the nine months ended December 31, 2019. As a percentage of revenue, cloud subscription was 14.4% in the nine months ended December 31, 2019, compared to 11.5% in the same period last year. Total product revenue was $15.4 million for Q3 fiscal 2020, which increased by 27.3% year-over-year representing 41.4% of total revenues in Q3 fiscal 2020 as compared to 12.1%, representing 33.8% for Q2 fiscal 2019.

Total product revenue was $45.6 million for the nine months ended December 31, 2019 representing 42% of total revenue for the nine months ended December 31, 2019. Our geographic mix of revenues was relatively consistent as North America, EMEA, and APAC represented 89.3%, 5.7% and 5%, respectively, for Q3 2020, and 84.1%, 9.9% and 6%, respectively, for Q3 2019. In terms of business split, P&C represented 76.9%, Life & Annuity represented 22.8%, and non-insurance was 0.4% of our Q3 2020 total revenue, and 57.7%, 31.7% and 26%, respectively, for Q3 2019.

The decrease in Life & Annuity business as a percentage of revenue was due to reduction in implementation revenue as a major customer prepared to go live in this current fiscal year.

In terms of client concentration, our top customer this quarter represented 6% of revenue, while the top five constituted 21.7% and the top 10 constituted 36.1% of the Q3 2020 total revenue, and 11.6%, 27.9% and 40.6%, respectively, for Q3 2019.

Turning to profitability and other expenses. During the quarter ended December 31, 2019, gross margins were 48% compared to 48.9% in the quarter ended December 31, 2018. The year-over-year decrease in margin was mainly on account of inflationary impact of the business and investments being made to scale the business.

During the nine months ended December 31, 2019, gross margins were 49.2% as compared to 48.8% for the same period ended December 31, 2018. SG&A for the third quarter of fiscal 2020 was $10 million compared to $10.3 million for the third quarter of fiscal 2019. SG&A for the nine months ended December 31, 2019 was $31.7 million compared to $29.5 million for the nine months ended December 31, 2018. The increase in selling and general expenses was driven by the inclusion of the Exaxe business, one-time expenses related to our customer conference, and year-to-date impact of the new management roles and bandwidth created within the Company.

Product development expenses for the third quarter of 2020 was lower at $4.7 million as compared to $4.9 million for the third quarter 2019. This is in line as we continue to enhance our cloud and digital offering. Product development expenses for the nine months ended December 31, 2019 was $14.6 million as compared to $14.4 million for the nine months ended December 31, 2018. The Company continues to invest in R&D, based on the product roadmap. The continued investment is maturing our products to being sold more out-of-the-box solution.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Majesco – Fiscal 2020 Third Quarter Conference Call, February 3, 2020

Adjusted EBITDA for the third quarter ended December 31, 2019 was $5 million or 13.4% of revenue as compared to an Adjusted EBITDA of $4.8 million or 13.5% during the third quarter ended December 31, 2018. This increase is directly related to higher revenue. Adjusted EBITDA for the nine months ended December 31, 2019 increased to $12.9 million or 11.8% of revenue as compared to an Adjusted EBITDA $12.6 million, or 12.1% during the nine months ended December 31, 2018.

Net income for Q3 fiscal 2020 was $3.9 million or $0.09 per diluted share, as compared to net income of $1.7 million or $0.04 per diluted share in the same period last year. Net income for the nine months ended December 31, 2019 increased to $6.1 million or $0.14 per diluted share as compared to net income of $5.4 million or $0.14 per diluted share in the same period last year.

Majesco’s balance sheet as of December 31, 2019 continued to reflect a significantly debt free company. The Company is generating cash sufficient to fund operations with a total cash and cash equivalents and short-term investments at $45.5 million as of December 31, 2019 compared to a total cash, cash equivalents and short-term investments of $14.5 million at December 31, 2018. Our cash balance provides us with significant flexibility to invest in growth producing opportunities.

DSOs was at 101 days at December 31, 2019. Strong bookings in the third quarter ended December 31, 2019 reflected the continued momentum in the business. The 12-month executable order backlog increased 19.1% to $101.7 million compared to $85.4 million at December 31, 2018. Operationally, we are focused on effectively managing resources to ensure client projects are properly staffed while still investing in product and innovation.

As of December 31, 2019, our total headcount was 2,442, which is a decrease of 240 from our March 31, 2019 headcount of 2,682. Overall, the quarter and the year-to-date financial results demonstrate strong results across all key metrics, including revenue growth in key product lines, customer acquisition, cloud-based metrics, margin expansion, order backlog growth and positive operating cash flow.

I’ll now pass it back to the Operator to open the call for questions. Thank you very much. And we appreciate your continued interest in Majesco.

Operator

Thank you. We will now begin the question-and-answer session. To join the question queue, you may press star, then one on your telephone keypad. You will hear a tone acknowledging your request. If you are using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question, please press star, then two. We will pause for a moment as callers join the queue.

The first question comes from Russell Cleveland with RENN Capital. Please go ahead.

Russell Cleveland, RENN Capital Group, Inc.

Thank you so much for the good numbers here. You all are making a lot of progress. My question is around the InsPro technology, some indication of the size of the company. And also I noticed that they specialize in life and annuity, which has never been a big part of our business and maybe we’re getting into that. So question around that acquisition and where we’re going in the life and annuity markets?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Majesco – Fiscal 2020 Third Quarter Conference Call, February 3, 2020

Adam Elster, Chief Executive Officer

Great. Hey, Russell, it’s Adam Elster. Thanks for the question. I appreciate you calling in and really good question. So as many are aware of, a large portion of our business for years has been around our Property & Casualty business, and that product line. And over the last several years, we’ve made a conscious investment in the L&A business, particularly as it related to the work we were doing with IBM and MetLife. So we had made a lot of investments in that platform, and L&A has been a key focus area for us for the last several years on the back of that critical project.

So it’s been a more recent investment for us in L&A, as has some of our partnerships. And when we, last year announced our partnership with Capgemini, the partnership was around our L&A business and our group platform. And what they had decided was this was the platform for their go-to market with us which was excellent. In the course of understanding the business and the go-to market, what was interesting to us is that there is a large business who are allowing third party administrators, of which Capgemini is one.

So Capgemini is a third party administrator for many well known insurance companies and they have been using the technology from InsPro to run that business and they have a good group of customers, well name brand customers running that and it was a real great opportunity for synergy in us that we were able to gain a group of individuals who had been running that business for a long time.

So they have extensive knowledge in L&A and group, and it’s a platform that not only will we be able to maintain their technology platform, but we can also build long-term roadmaps for those customers. So, if they choose to move to a cloud platform and as we sign on new customers with Capgemini around the TPA. So it was a great synergy for us. Their business is roughly, it’s in the mid-teens and millions annually in revenue. I think they—I’m not sure the date when they announce results. They are a public company. So do you know, Wayne, the date when they announce?

Wayne Locke, Chief Financial Officer

They have until April to do it. (Multiple speakers)

Adam Elster, Chief Executive Officer

So it’s in the mid-teens, mid-million in revenue and they’ll be announcing their fiscal year results pretty shortly. So we are excited. We think—they’re located in Philadelphia. So, geographically, it’s only about an hour and a half from our offices, great synergy with Capgemini, great TPA business, which is something we believe could go to market. So I think there is a lot of win-wins and a great team who have extensive L&A experience, which hasn’t been—we have less depth than that than we do in P&C. And honestly, we got it for a good price. So all-in-all, it checked more than one box, as far as where we are investing in our strategy moving forward.

Russell Cleveland, RENN Capital Group, Inc.

Great, thank you so much.

Adam Elster, Chief Executive Officer

Thanks, Russell. I appreciate the question.

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to Adam Elster for any closing remarks. Please go ahead.

Adam Elster, Chief Executive Officer

Thank you, Operator, and thank you everyone for your interest in Majesco. As I said earlier, we are very pleased with the quarter. We think it does reflect our continuing improvement in execution around our strategy and we’re excited for where we’re going and we’re excited about the InsPro acquisition. And again for those of you, as many have asked questions about the MetLife project, I think their investor deck says it all along with some video. So I welcome you to go look there and have a good evening. Thank you very much.

Operator

This concludes today’s conference call. You may disconnect your lines. Thank you for participating. Have a pleasant day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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